Exhibit 99.1

PRIMEDIA Completes Sale of Business Information Segment

NEW YORK, NY (October 3, 2005) — PRIMEDIA Inc. (NYSE: PRM) announced today that it has completed the sale of PRIMEDIA Business Information to PBI Media Holdings, Inc., an entity controlled by Wasserstein & Co., LP through its U.S. Equity Partners II, LP investment partnership.

About PRIMEDIA
PRIMEDIA is the leading targeted media company in the United States. With 2004 revenue of $1.1 billion, its properties comprise over 135 brands that connect buyers and sellers through print publications, websites, events, newsletters and video programs in three market segments:

•      Enthusiast Media is the #1 special interest publisher magazine publisher in the U.S. with more than 120 consumer magazines, 115 websites, 100 events, 10 TV programs, 340 branded products, and has such well-known brands as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

•      Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 49,000 locations.

•      Education includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading source of educational videos; and Interactive Medical Network, a continuing medical education business.

Contact:
(Investors) Eric Leeds, PRIMEDIA Inc., 212-745-1885

(Media) Elliot Sloane, Sloane and Company, 212-446-1860, esloane@sloanepr.com